CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Mutual Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 113 to Registration Statement No. 2-10607 on Form N-1A of our report dated December 3, 2004 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Costa Mesa, California
December 27, 2004